EXHIBIT 99.1
November 23, 2010
PDC Energy Announces Closing of 3.25% Convertible Senior Notes Offering
DENVER, CO, November 23, 2010: PDC Energy (“PDC” or the “Company”) (NASDAQ:PETD) announced today that in connection with the Company’s previously announced offering of $100.0 million aggregate principal amount of 3.25% convertible senior notes due 2016 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, the initial purchasers exercised in full their over-allotment option and purchased an additional $15,000,000 aggregate principal amount of notes. The Company also announced that the closing of the $115,000,000 notes offering and the over-allotment option took place simultaneously today.
The notes will pay interest semiannually and will be convertible prior to November 15, 2015 only upon specified events and during specified periods and, thereafter, at any time, in each case at an initial conversion rate of 23.5849 per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $42.40 per share. The initial conversion price represents a premium of 32.50% relative to the public offering price in the concurrent offering of the Company’s common stock. Upon conversion, the notes may be settled, at PDC’s election, in shares of PDC’s common stock, cash or a combination of cash and shares of PDC’s common stock. PDC may not redeem the notes at its election prior to their maturity date.
The net proceeds to the Company from the offering are approximately $111.2 million, after deducting fees and estimated expenses. The Company intends to use the net proceeds of the offering, together with other proceeds, to repay borrowings under its credit facility used to fund an acquisition of additional assets in the Wolfberry Trend in the Permian Basin of West Texas that closed on November 19, 2010; to fund its previously announced acquisitions of the 2004 and 2005 drilling partnerships; and to fund other acquisitions and for general corporate purposes, including drilling capital expenditures associated with the development of the horizontal Niobrara oil play and in the Wolfberry oil trend and to fund refractures and recompletions on wells acquired from the Company’s drilling partnerships. Pending such uses, PDC intends to apply the net proceeds from this offering and other proceeds to temporarily repay the entire outstanding amount under its credit facility, with the remaining balance being deposited in an interest bearing account and held as cash and cash equivalents until utilized as discussed above.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes and the common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable states securities laws.
Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of proceeds of this offering or PDC’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see PDC’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC. PDC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:	Marti J. Dowling Manager Investor Relations 303-831-3926 ir@petd.com
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